News Release
www.aviatnetworks.com

Aviat Networks Delays Annual Meeting
SANTA CLARA, Calif. - November 10, 2014 - Aviat Networks, Inc. (NASDAQ: AVNW), the leading expert in microwave networking solutions, today announced that its Board of Directors has elected to delay the company’s fiscal 2014 Annual Meeting of Stockholders until further notice. The Annual Meeting was previously scheduled for November 12, 2014. The delay is necessary in order to provide Aviat with additional time to complete its Annual Report on Form 10-K for its fiscal year ended June 27, 2014.
Further details regarding the Annual Meeting, including the date, which is expected to be no later than January 30, 2015, and the record date will be announced in due course.
About Aviat Networks
Aviat Networks, Inc. (NASDAQ: AVNW) is a leading global provider of microwave networking solutions transforming communications networks to handle the exploding growth of IP-centric, multi-Gigabit data services. With more than 750,000 systems installed around the world, Aviat Networks provides LTE-proven microwave networking solutions to mobile operators, including some of the largest and most advanced 4G/LTE networks in the world. Public safety, utility, government and defense organizations also trust Aviat Networks' solutions for their mission-critical applications where reliability is paramount. In conjunction with its networking solutions, Aviat Networks provides a comprehensive suite of localized professional and support services enabling customers to effectively and seamlessly migrate to next generation Carrier Ethernet/IP networks. For more than 50 years, customers have relied on Aviat Networks' high performance and scalable solutions to help them maximize their investments and solve their most challenging network problems. Headquartered in Santa Clara, California, Aviat Networks operates in more than 100 countries around the world. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.
Additional Information and Where to Find It
Aviat Networks, Inc. (the "Company"), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Company's fiscal 2014 Annual Meeting of Stockholders (the "Annual Meeting"). The Company plans to file a proxy statement (the "2014 Proxy Statement") with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Annual Meeting.
Charles D. Kissner, William A. Hasler, Clifford H. Higgerson, Michael A. Pangia, Raghavendra Rau, Dr. Mohsen Sohi, Dr. James C. Stoffel and Edward F. Thompson, all of whom are members of the Company's Board of Directors are participants in the Company's solicitation. Other than Messrs. Kissner and Pangia, none of such participants owns in excess of 1% of the Company's common stock. Mr. Kissner may be deemed to own approximately 1.2% of the Company's common stock, and Mr. Pangia may be deemed to own approximately 1.8% of the Company's common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2014 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in the Company's definitive proxy statement for its fiscal 2013 Annual Meeting of Stockholders (the "2013 Proxy Statement"), which was filed with the SEC on September 25, 2013. To the extent that holdings of the Company's securities have changed since the amounts printed in the 2013 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.
Promptly after filing its definitive 2014 Proxy Statement with the SEC, the Company will mail the definitive 2014 Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2014 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2014 Proxy Statement and any other documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC's website (http://www.sec.gov), at the Company's website (http://www.aviatnetworks.com) or by writing to Investor Relations, Aviat Networks, Inc., 5200 Great America Parkway, Santa Clara, CA 95054.

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Investor Relations:
Peter Salkowski, Aviat Networks, Inc., (408) 567-7117, investorinfo@aviatnet.com